Filed Pursuant To Rule 433

Registration No 333-286293

September 23, 2025

Twitter/X

Tweet 1: https://x.com/Grayscale/status/1970518246475411677

Introducing Grayscale CoinDesk Crypto 5 ETF (Ticker: $GDLC) See important disclosures and learn more about $GDLC: https://etfs.grayscale.com/gdlc Inkoo VP Visit etfs.grayscale.com

Tweet 2: https://x.com/Grayscale/status/1970518323235561840

Disclosure: GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford to the loss of the entire investment. An investment in GDLC is not a direct investment in Cryptocurrencies. If an active trading market for the shares does not develop or continue to exist, the liquidity of the shares may be adversely affected. Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

LinkedIn/Facebook

Link: https://www.facebook.com/grayscaleinvestments/videos/introducing-grayscale-coindesk-crypto-5-etf-ticker-gdlcsee-important-disclosures/2257695644694199/ https://www.linkedin.com/feed/update/urn:li:ugcPost:7376284436918849536

Introducing Grayscale CoinDesk Crypto 5 ETF (Ticker: GDLC)

See important disclosures and learn more about GDLC: https://lnkd.in/edJemKkx

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Grayscale CoinDesk Crypto 5 ETF ("GDLC" or the "Fund") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

GDLC, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (“40 Act”), and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of GDLC.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.